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                                                                      EXHIBIT 99





The Board of Directors
First Community Corporation


         I have reviewed the accompanying balance sheet of First Community Corporation as of March 31, 2000, and the related statements of income, comprehensive income, changes in shareholders' equity and cash flows for the three months ended March 31, 2000 and 1999, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of First Community Corporation.

         A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

         Based on my review, I am not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

         I have previously audited, in accordance with generally accepted auditing standards, the balance sheet as of December 31, 1999, and the related statements of income, comprehensive income, changes in shareholders' equity and cash flows for the year then ended (not presented herein); and in my report dated January 14, 2000, I expressed an unqualified opinion on those financial statements. In my opinion, the information set forth in the accompanying balance sheet as of December 31, 1999, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                                              /s/ Clifton D. Bodiford
                                             --------------------------
                                              Clifton D. Bodiford
                                              Certified Public Accountant

Columbia, South Carolina
May 12, 2000